Exhibit 10.22

Product Sales Agreement

Contract No: GHGMR20100901001
Signed at: Guangzhou, Guangdong Province
Date: 2010-09-01

Supplier:	The Fifth Season (Zhejiang) Commence and Trade CO., Ltd
Buyer:	Guangdong Guang Hong International Trade Group Co., Ltd

Article 1: Product Name, Specification, Manufacturer, Quantity, Total Amount

Product Name	Specification	Manufacturer	Measurement Unit	Quantity	Unit Price	Total Amount
Zinc Ingot	Zn≥98.5%	Guizhou	Metric Ton	36000 ± 0.5%	Subject to article 3	Subject to the agreed unit price and actual amount of delivered goods

Article 2: Quality Requirements, Technical Requirements

Zinc Ingot   Zn≥98.5%

Article 3: Unit Price

Both parties hereby agree: the unit price shall be (X-1000) per Metric Ton:

For the purpose of this contract, X shall be the monthly average price of Zinc Ingot as published on Shanghai Non-ferrous Net in that month the goods are received.

Article 4: Place of Delivery

The place of Delivery shall be designated by the buyer.

Article 5: Delivery Arrangement

The supplier shall deliver the goods after has received the payment. In addition; the supplier shall deliver 3000 tons per month.

Article 6: Transportation Method and Transportation Fees

The Method and relevant fees of transportation shall be decided by both parties separately.

Article 7: Packing Standard

Cargo in bundle

Article 8 Reasonable Loss and Calculation Method

Reasonable Loss shall be limited to 5‰ of the net weight; the loss in excess of this maximum amount shall be supplemented by the supplier.

Article 9: Inspection Standard

The supplier shall provide quality inspection certificate to the buyer for re-examination purpose. Any objection must be filed within 3 days after have received goods. In such circumstance, the sample of goods in question must be taken together by both parties and this dispute shall be referred to arbitration. However, the inspection result of Guangzhou non-ferrous metal institution of Ministry of Metallurgy shall be final. Where the result of arbitration is within the scope of this contract, the buyer shall bear the cost occurred; otherwise, the supplier shall bear the cost.

Article 10: Means of Payment and Method of Settlement

The supplier will only deliver the goods after has received the payment. The total amount of payment is also subject to the monthly actual received goods.

Article 11: Dispute Resolution

Any dispute arising from this contract shall be settled by consultation. If agreement is not reached after consultation, action can be brought in the local People’s Court where the contract is concluded.

Article 12: Other Agreed Matters:

The supplier shall issue VAT Invoice with full amount to the buyer after have delivered the goods. Such VAT Invoice shall be sent together with Outbound Order and quality certificate to the buyer.

Article 13:

This contract shall be in effect until 2011-08-31

Article 14:

This contract shall be signed in two counterparts, each party hold one copy respectively. Any matters have not been stipulated in this contract shall be subject to consultation so as to reach a supplementary agreement.

Supplier: The Fifth Season Commence and Trade Co., Ltd
By: /seal/ The Fifth Season Commence and Trade Co., Ltd

Buyer: Guangdong Guang Hong International Trade Group Co., Ltd
By: /seal/ Guangdong Guang Hong International Trade Group Co., Ltd